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                                                                     EXHIBIT 5.1

                  [LETTERHEAD OF FULLBRIGHT & JAWORSKI L.L.P.]

                               November 23, 1999

ILEX Oncology, Inc.
11550 IH 10 West, Suite 100
San Antonio, Texas 78230

Ladies and Gentlemen:

         We have acted as counsel to ILEX Oncology, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Abbreviated Registration Statement"), under the Securities Act of 1933, as amended (the "Act") for the registration of 500,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") and up to an additional 75,000 shares of Common Stock subject to an option (the "Over-Allotment Option") from the Company to the representatives of the underwriters (the "Representatives"). The Abbreviated Registration Statement relates to the same class of securities registered pursuant to the Company's Registration Statement on Form S-3 (No. 333-87721) declared effective on November 22, 1999 (the "Initial Registration Statement").

         The Abbreviated Registration Statement, together with the Initial Registration Statement (collectively, the "Registration Statement") relate to the proposed sale by the Company, in a public offering, of an aggregate of 4,000,000 shares of the Company's Common Stock. The Registration Statement also relates to the proposed sale by the Company of an aggregate of up to an additional 600,000 shares of Common Stock subject to the Over-Allotment Option. All such shares of Common Stock are hereinafter referred to as the "Shares."

         In connection with this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company's Restated Certificate of Incorporation, as amended, and By-Laws filed as Exhibits 3.1 and 3.2, respectively, to the Initial Registration Statement,
(ii) the form of Underwriting Agreement, between the Company and the Representative filed as Exhibit 1.1 to the Initial Registration Statement (the "Underwriting Agreement"), and (iii) such corporate records, documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the geniuneness of signatures and the conformity to original documents of the documents supplied to us as copies. As to the various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company. We have further assumed that all documents examined by us in the form of drafts will, when executed by the requisite signatories thereto, conform in substance and form in all material respects to the drafts that we have examined.
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November 23, 1999
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         Based upon the foregoing, and subject to the qualifications hereinafter set forth, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                     Very truly yours,


                                     /s/ Fulbright & Jaworski L.L.P.